FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2010

UNITED STATES CELLULAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation)	001-9712 (Commission File Number)	62-1147325 (IRS Employer Identification No.)

8410 West Bryn Mawr, Suite 700, Chicago Illinois (Address of principal executive offices)		60631 (Zip Code)

Registrant's telephone number, including area code:  (773) 399-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ÿ ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ÿ ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ÿ ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ÿ ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 17, 2010, United States Cellular Corporation (“U.S. Cellular”) entered into a $300,000,000 Credit Agreement by and among U.S. Cellular as Borrower, Toronto Dominion (Texas) LLC as Administrative Agent, and the other lenders party thereto and identified therein (“New Revolving Credit Agreement”). The New Revolving Credit Agreement replaces the Prior Revolving Credit Agreement as defined under Item 1.02 below.

Certain of the third parties to the New Revolving Credit Agreement were also parties to the Prior Revolving Credit Agreement. Some of the lenders and/or agents under the New Revolving Credit Agreement and/or their affiliates have various relationships with U.S. Cellular’s parent, Telephone and Data Systems, Inc. (“TDS”), U.S. Cellular and their subsidiaries involving banking or other financial services, including checking, cash management, brokerage, lending, investment banking, depository, indenture trustee and/or other services.

The New Revolving Credit Agreement provides U.S. Cellular with a $300 million senior revolving credit facility for working capital, non-hostile acquisitions and other lawful corporate purposes and to refinance any existing debt of U.S. Cellular. Amounts under the New Revolving Credit Agreement may be borrowed, repaid and reborrowed from time to time from and after December 17, 2010 until maturity in December 2015. As of the date of this Form 8-K, this credit facility had $299.8 million available for use, net of $0.2 million of outstanding letters of credit.

Borrowings under the New Revolving Credit Agreement bear interest, at U.S. Cellular’s option, either at a LIBOR rate or at an alternative base rate, plus an applicable margin. Based on U.S. Cellular’s current credit rating and based on the one month LIBOR rate and applicable margin, U.S. Cellular’s borrowing rate was about 2.3% as of the date of this Form 8-K. U.S. Cellular's interest costs under the New Revolving Credit Agreement would increase if its current credit rating from any two of Standard & Poor’s Rating Services, Moody’s Investor Services or Fitch Ratings were lowered. However, the credit facility would not cease to be available solely as a result of a decline in its credit ratings.

The two financial covenants described below are included in the New Revolving Credit Agreement:

1.      Consolidated Interest Coverage Ratio (the ratio of Consolidated EBITDA to Consolidated Interest Charges), may not be less than 3.00 to 1 as of the end of any fiscal quarter.

2.      Consolidated Leverage Ratio (the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA) may not be greater than 3.00 to 1 as of the end of any fiscal quarter or as of the date of any borrowing or issuance of any letter of credit under the New Revolving Credit Agreement.

The New Revolving Credit Agreement provides, among other things, that U.S. Cellular may not, and may not cause or permit any of its subsidiaries to sell, or incur or permit to exist any liens on, any property or assets now owned or hereafter acquired by U.S. Cellular or by any such subsidiary, make investments, effect mergers or other fundamental changes, make dividends, distributions or other restricted payments, or enter into transactions with affiliates, other than as expressly excepted in the New Revolving Credit Agreement.

The New Revolving Credit Agreement includes representations and warranties, covenants and events of default that are usual and customary for senior facilities of this type or as negotiated. The New Revolving Credit Agreement also contains other terms and conditions that are usual and customary for senior credit facilities of this type or as negotiated.

A Change in Control, as such term is defined in the New Revolving Credit Agreement, of TDS or U.S. Cellular would constitute a default and would require all borrowings outstanding under the New Revolving Credit Agreement to be repaid.

               The continued availability of the New Revolving Credit Agreement requires U.S. Cellular to comply with certain negative and affirmative covenants, maintain the above financial ratios and provide representations on certain matters at the time of each borrowing.

The foregoing brief description is qualified by reference to the copy of the New Revolving Credit Agreement attached hereto as Exhibit 4.1, which is incorporated herein by reference, and which identifies all the lenders thereto.

In connection with the New Revolving Credit Agreement, U.S. Cellular and its parent company, Telephone and Data Systems, Inc. (“TDS”), entered into a Subordination Agreement dated December 17, 2010 together with Toronto Dominion (Texas) LLC, as Administrative Agent. Pursuant to this Subordination Agreement, (a) any consolidated funded indebtedness from U.S. Cellular to TDS will be unsecured and (b) any (i) consolidated funded indebtedness (other than Refinancing Indebtedness as defined in the Subordination Agreement) in excess of $105,000,000, and (ii) Refinancing Indebtedness in excess of $250,000,000, will be subordinated and made junior in right payment to the prior payment in full of obligations to the lenders under the New Revolving Credit Agreement. As of the date of this Form 8-K, the aggregate outstanding principal amount of consolidated funded indebtedness of U.S. Cellular that is subordinated pursuant to the Subordination Agreement is $0.

Item 1.02 Termination of a Material Definitive Agreement

               On December 17, 2010, U.S. Cellular terminated the $300,000,000 Credit Agreement by and among U.S. Cellular as Borrower, Toronto Dominion (Texas) LLC as Administrative Agent, and the lenders party thereto, dated as of June 30, 2009 (the “Prior Revolving Credit Agreement”). The Prior Revolving Credit Agreement was scheduled to expire on June, 30, 2012. However, the Prior Revolving Credit Agreement was terminated in connection with and as a condition of entering into the New Revolving Credit Agreement. U.S. Cellular did not incur any early termination penalties in connection with the termination.

A description of the Prior Revolving Credit Agreement and a description of any material relationships between U.S. Cellular and its affiliates and any of the other parties to the Prior Revolving Credit Agreement are included in U.S. Cellular’s Form 8-K dated June 30, 2009 and are incorporated by reference herein.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

              The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits:

     In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation

(Registrant)

Date:  December 22, 2010

By:	/s/ Steven T. Campbell
Steven T. Campbell Executive Vice President - Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

The following exhibits are filed herewith as noted below.

Exhibit Number	Description of Exhibit

4.1	New Revolving Credit Agreement, dated as of December 17, 2010